Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Lirum Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)	$25,000,000	0.0001476	$3,690
	Total Offering Amounts			$25,000,000		$3,690
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due					$3,690

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes the aggregate offering price of additional shares that the underwriters have the option to purchase, if any.